UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Original Filing)(1)


                               MaxxZone.com, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   57777R-101
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                                 (CUSIP Number)

                                February 12, 2004
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 57777R-101

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     David M. Otto
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   [  ]
     (b)   [  ]
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3.   SEC Use Only
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4.   Citizenship or Place of Organization: United States - Washington
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         Number of            Sole Voting Power
         Shares           5.  11,000,000 shares
         Beneficially     ------------------------------------------------------
         Owned by             Shared Voting Power
         Each Reporting   6.  Not Applicable
         Person With      ------------------------------------------------------
                              Sole Dispositive Power
                          7.  11,000,000 shares
                          ------------------------------------------------------
                              Shared Dispositive Power
                          8.  Not Applicable
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     11,000,000 shares
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions) Not Applicable
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11.  Percent of Class Represented by Amount in Row (9) 7.65%
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12.  Type of Reporting Person (See Instructions) IN
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

Item 1
                     Name of Issuer
              (a)    MaxxZone.com, Inc.
                     Address of Issuer's Principal Executive Offices 1770 N. Green Valley Parkway
                     Suite 3214
              (b)    Henderson, NV 89014

Item 2
                     Name of Person Filing
              (a)    David M. Otto

                     Address of Principal Business Office or, if none, Residence 900 Fourth Ave.
                     Suite 3140
              (b)    Seattle, WA 98164

                     Citizenship
              (c)    United States

                     Title of Class of Securities
              (d)    Common Stock

                     CUSIP Number
              (e)    57777R-101

Item 3 If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


              (a) [ ] Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

              (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

              (c) [ ] Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

              (d) [ ] Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C 80a-8).

              (e) [ ] An investment adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

              (h) [ ] A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

              Not Applicable

         Item 4        Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item
         1.

         (a)      Amount beneficially owned: 11,000,000

         (b)      Percent of class: 7.65%

         (c)      Number of shares as to which the person has:

                  (i)     Sole power to vote or to direct the vote: 11,000,000

                  (ii)    Shared power to vote or to direct the vote: Not
                          Applicable

                  (iii)   Sole power to dispose or to direct the disposition of:
                          11,000,000

                  (iv) Shared power to dispose or to direct the disposition of: Not Applicable


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not Applicable.


Item 8.  Identification and Classification of Members of the Group

         Not Applicable.


Item 9.  Notice of Dissolution of Group

         Not Applicable.

Item 10. Certification By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                  3/11/04
                                                                    Date

                                                              /s/ David M. Otto
                                                              -----------------
                                                                 Signature


                                                              David M. Otto
                                                              ------------------
                                                                 Name/Title